Exhibit 11

                          PIPER JAFFRAY COMPANIES INC.

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                    (In Thousands, Except Per Share Amounts)
                                   (Unaudited)

                                                        Three Months Ended
                                                           December 31,
                                                       --------------------
                                                         1997       1996
                                                       ---------  ---------
BASIC EARNINGS PER SHARE:
Net income available to common shareholders             $10,204    $ 1,820
                                                       =========  =========

Weighted average number of common shares outstanding     18,985     18,279

Basic earnings per share                                $   .54    $   .10
                                                       =========  =========


DILUTED EARNINGS PER SHARE:
Net income available to common shareholders             $10,204    $ 1,820
                                                       =========  =========

Weighted average number of common shares outstanding     18,985     18,279
  Dilutive impact of options:
    Book value plan options                                 149        157
    Executive incentive stock options                       843        247
                                                       ---------  ---------
                                                         19,977     18,683

Earnings per share, assuming dilution                   $   .51    $   .10
                                                       =========  =========